EXHIBIT 10.13

IBM Credit LLC

AGREEMENT FOR WHOLESALE FINANCING

(SECURITY AGREEMENT)

This Agreement for Wholesale Financing (Security Agreement) (as amended, supplemented or otherwise modified from time to time, this "Agreement") dated October __, 2007  is by and between IBM Credit LLC, formerly IBM Credit Corporation, a limited liability company duly organized under the laws of the State of Delaware, with a place of business at 4111 Northside Parkway, Atlanta, GA 30327 ("IBM Credit"), and PC Universe, Inc., duly organized under the laws of the State of Nevada, with its principal place of business at 504 NW 77th Street, Boca Raton, FL 33487 ("Customer").  This Agreement supersedes that certain Agreement for Wholesale Financing (Security Agreement) dated September 21, 2000 (as amended, restated or supplemented from time to time, the “2000 Financing Agreement”).

In the course of Customer's business, Customer acquires products and wants IBM Credit to finance Customer's purchase of such products under the following terms and conditions:

1.

Customer represents and covenants that its name as stated above is the exact name of Customer as set forth in its charter or other organizational record. Customer’s organizational identification number assigned by its State of organization is 20060810620-15. If Customer is a registered organization, the organization document creating Customer has been filed in the appropriate office of the state referred to in the first paragraph of this Agreement. Customer represents that its business is conducted as a corporation. Customer will not change its name, location (as defined in Article 9 of the UCC) or State of organization. Customer will provide IBM Credit at least thirty (30) days prior written notice of any change in Customer's (i) senior management, and (ii) of any change in Customer's chief executive office, principal place of business, or any additions or discontinuances of other business locations. The Collateral (as defined in paragraph 4) will be kept at Customer's principal place of business. Customer will notify IBM Credit if any Collateral is moved to any other address. Customer and Customer's predecessors have done business during the last six (6) months only under the following names: ________________________________________________________________________________________________________.

This paragraph is not in any manner intended to limit the extent of IBM Credit's security interest in the Collateral.

2.

IBM Credit may in its sole discretion from time to time decide the amount of credit IBM Credit extends to Customer, notwithstanding any prior course of conduct between IBM Credit and Customer. IBM Credit may combine all of its advances to make one debt owed by Customer.  IBM  Credit may in its sole discretion decide the amount of funds, if any, IBM Credit will advance on any products Customer may seek to acquire. Customer agrees that any decision to finance products will not be binding on IBM Credit until such time as the funds are actually advanced by IBM Credit.

3.

In the course of Customer's operations, Customer intends to purchase from persons approved in writing by IBM Credit for the purpose of this Agreement (the "Authorized Suppliers") computer hardware and software products manufactured or distributed by or bearing any trademark or trade name of such Authorized Suppliers (the "Approved Inventory"). When IBM Credit advances funds, IBM Credit may send Customer a Statement of Transaction or other statement. If IBM Credit does, Customer will have acknowledged the debt to be an account stated and Customer will have agreed to the terms set forth on such statement unless Customer notifies IBM Credit in writing of any question or objection within seven (7) days after such statement is mailed to Customer.

4.

To secure payment of all of Customer's current and future obligations to IBM Credit whether under this Agreement, any guaranty that Customer now or hereafter executes, or any other agreement between Customer and IBM Credit, whether direct or contingent, Customer grants IBM Credit a security interest in all of its personal property, whether now owned or hereafter acquired or existing and wherever located, including the following:  all goods, including inventory and equipment, and all parts thereof, attachments, accessories and accessions thereto, products thereof and documents therefor; all accounts, chattel paper, instruments, negotiable documents, promissory notes, general intangibles (including contract rights, software and licenses), deposit accounts, commercial tort claims, intellectual property, investment property, pledged notes, letter of credit rights, supporting obligations, obligations of any kind owing to Customer, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing; all substitutions and replacements for all of the foregoing, and all products or proceeds of all of the foregoing. All of the above assets are defined pursuant to the provisions of Article 9 of the Uniform Commercial Code as in effect in the State of New York and are hereinafter collectively referred to as the "Collateral". This security interest is also granted to secure Customer's obligations to all of IBM Credit's affiliates. Customer will hold all of the Collateral financed by IBM Credit, and the proceeds thereof, in trust for IBM Credit and Customer will immediately account for and remit directly to IBM Credit all such proceeds when payment is required under the terms set forth in the billing statement or as otherwise provided in this Agreement. IBM Credit may directly collect any amount owed to Customer from Authorized Suppliers with respect to the Collateral and credit Customer with all such sums received by IBM Credit from Authorized Suppliers. IBM Credit's title, lien or security interest will not be impaired by any payments Customer makes to the seller or anyone else or by Customer's failure or refusal to account to IBM Credit for proceeds.

5.

Customer authorizes IBM Credit to file with any filing office such financing statements, amendments, addenda and other records showing IBM Credit as secured party, the Customer as debtor and identifying IBM Credit’s security interest in the Collateral that IBM Credit deems necessary to perfect and maintain perfected the security interest of IBM Credit in the Collateral. Customer will promptly notify IBM Credit in writing if Customer shall at any time hold or acquire a commercial tort claim, providing the details thereof, and shall grant IBM Credit a security interest therein and in the proceeds thereof. Customer shall, upon IBM Credit’s request, execute and deliver to IBM Credit, or cause to be executed and delivered, such other and further documents, certificates, consents, instruments and records that IBM Credit may deem necessary to perfect and maintain perfected IBM Credit’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement. Collateral shall not be stored with a bailee, warehouseman or similar party unless Customer will, concurrently with the delivery of such Collateral to such party, cause such party to enter into an agreement acknowledging that such party holds possession of Collateral for the benefit of IBM Credit

6.

Customer represents and covenants that the Collateral is and will remain free from all claims and liens superior to IBM Credit's, excluding liens on equipment, in an amount not to exceed Three Hundred Thousand Dollars ($300,000.00) in the aggregate, that will not be considered Collateral by IBM Credit under this Agreement, and unless otherwise agreed to by IBM Credit in writing, and that Customer will defend the Collateral against all other claims and demands. Customer will not sell, rent, lease, lend, demonstrate, pledge, transfer or secrete any of the Collateral or use any of the Collateral for any purpose other than exhibition and sale to buyers in the ordinary course of business, without IBM Credit's prior written consent. Customer warrants and represents that Customer is not in default in the payment of any principal, interest or other charges relating to any indebtedness owed to any third party, and no event has occurred, as of the effective date of this Agreement or as of the date of any request by Customer to IBM Credit for financing in the future, under the terms of any agreement, document, promissory note or other instrument, which with or without the passage of time and/or the giving of notice constitutes or would constitute an event of default thereunder. Customer will promptly provide its year-end financial statement to IBM Credit, in form and

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detail satisfactory to IBM Credit, within ninety (90) days after Customer's fiscal year ends and, if requested by IBM Credit, Customer will also  provide Customer's quarterly financial statement to IBM Credit within 45 days after Customer’s  quarter ends. Customer represents and covenants that each financial statement that Customer submits to IBM Credit will be prepared according to generally accepted accounting principles in effect in the United States from time to time, and is and will be correct and will accurately represent Customer's financial condition in all material respects. Customer further acknowledges IBM Credit's reliance on the truthfulness and accuracy of each financial statement that Customer  submits to IBM Credit in IBM Credit's extension of various financial accommodations to Customer.

7.

Customer will pay all taxes, license fees, assessments and charges on the Collateral when due. Customer will immediately notify IBM Credit of any loss, theft, or destruction of or damage to any of the Collateral. Customer will be responsible for any loss, theft or destruction or damage of Collateral. Customer will keep the Collateral insured for its full insurable value against loss or damage under an "all risk" insurance policy. Customer will obtain insurance under such terms and in such amounts acceptable to IBM Credit, from time to time, with companies reasonably acceptable to IBM Credit, with a lender loss-payee or mortgagee clause, as required by IBM Credit,  payable to IBM Credit to the extent of any loss to the Collateral and containing a waiver of all defenses against Customer that is acceptable to IBM Credit. Upon IBM Credit’s request, Customer agrees to provide IBM Credit with written evidence of the required insurance coverage and lender loss-payee or mortgagee clause. Customer assigns to IBM Credit all amounts owed to Customer under any insurance policy, and Customer directs any insurance company to make payment directly to IBM Credit to be applied to the unpaid obligations owed IBM Credit. Customer further grants IBM Credit an irrevocable power of attorney to endorse any checks or drafts and sign and file any of the papers, forms and documents required to initiate and settle any insurance claims with respect to the Collateral. If Customer fails to pay any of the above-referenced costs, charges, or insurance premiums, or if Customer fails to insure the Collateral, IBM Credit may, but will not be obligated to, pay such costs, charges and insurance premiums, and the amounts paid will be considered an additional obligation owed by Customer to IBM Credit.

8.

IBM Credit has the right to enter upon Customer's premises from time to time, as IBM Credit in its sole discretion may determine for IBM Credit's sole benefit, and all without any advance notice to Customer, to: examine the Collateral; appraise it as security; verify its condition and non-use; verify that all Collateral has been properly accounted for; verify that Customer has complied with all terms and provisions of this Agreement; and assess, examine, and make copies of Customer's books and records. Any collection by IBM Credit of any amounts Customer owes at or during IBM Credit's examination of the Collateral does not relieve Customer of its continuing obligation to pay Customer's obligations owed to IBM Credit in accordance with such terms.

9.

Customer agrees to immediately pay IBM Credit the full amount of the principal balance owed IBM Credit on each item of Approved Inventory financed by IBM Credit at the time such Approved Inventory is sold, lost, stolen, destroyed, or damaged, whichever occurs first, unless IBM Credit has agreed in writing to provide financing to Customer on other terms. Customer also agrees to provide IBM Credit, upon IBM Credit's request, an inventory report which describes all the Approved Inventory in Customer's possession (excluding any Approved Inventory financed by IBM Credit under the Demonstration and Training Equipment Financing Option). Regardless of the repayment terms set forth in any billing statement, if IBM Credit determines, after conducting an inspection of all of Customer's inventory, that the current outstanding obligations owed by Customer to IBM Credit exceeds the aggregate wholesale invoice price, net of all applicable price reduction credits, of the Approved Inventory in Customer's possession that is new and in manufacturer sealed boxes and in which IBM Credit has a perfected first priority security interest, Customer agrees to immediately pay to IBM Credit an amount equal to the difference between such outstanding obligations and the aggregate wholesale invoice price, net of all applicable price reduction credits, of such Approved Inventory. Customer will make all payments to IBM Credit according to the remit to instructions in the billing statement. Any checks or other instruments delivered to IBM Credit to be applied against Customer's outstanding obligations will constitute conditional payment until the funds represented by such instruments are actually received by IBM Credit. IBM Credit may apply payments to reduce attorney’s fees and costs of collection first, then finance charges  and then principal, irrespective of Customer's instructions. Further, IBM Credit may apply principal payments to the oldest (earliest) invoice for the Approved Inventory financed by IBM Credit, or to such Approved Inventory which is sold, lost, stolen, destroyed, damaged, or otherwise disposed of. If Customer signs any instrument for any outstanding obligations, it will be evidence of Customer's obligation to pay and will not be payment. Any discount, rebate, bonus, or credit for Approved Inventory granted to Customer by any Authorized Supplier will not, in any way, reduce the obligations Customer owes IBM Credit, until IBM Credit has received payment in good funds.

10.

Customer will pay IBM Credit finance charges on the total amount of credit extended to Customer in the amount agreed to between Customer and IBM Credit from time to time. The period of any financing will begin on the invoice date for the Approved Inventory whether or not IBM Credit advances payment on such date. This period will be included in the calculation of the annual percentage rate of the finance charges. Such finance charges may be applied by IBM Credit to cover any amounts expended for IBM Credit's: appraisal and examination of the Collateral; maintenance of facilities for payment; assistance in support of Customer's retail sales; IBM Credit's commitments to Authorized Suppliers to finance shipments of Approved Inventory to Customer; recording and filing fees; expenses incurred in obtaining additional collateral or security; and any costs and reasonable expenses incurred by IBM Credit arising out of the financing IBM Credit extends to Customer. Customer also agrees to pay IBM Credit the following additional charges: late payment fees at a per annum rate equal to the Prime Rate plus 6.5%; charges for receiving NSF checks from Customer; and any other charges agreed to by Customer and IBM Credit from time to time. For purposes of this Agreement, "Prime Rate" will mean the average of the rates of interest announced by banks which IBM Credit uses in its normal course of business of determining prime rate. Unless Customer hereafter otherwise agrees in writing, the finance charges and additional charges agreed upon will be IBM Credit's applicable finance charges and additional charges for the class of Approved Inventory involved prevailing from time to time at IBM Credit's principal place of business, but in no event greater than the highest rate from time to time permitted by applicable law. If it is determined that amounts received from Customer were in excess of such highest rate, then the amount representing such excess will be considered reductions to the outstanding principal of IBM Credit's advances to Customer. IBM Credit will send Customer, at monthly or other intervals, a statement of all charges due on Customer's account with IBM Credit. Customer will have acknowledged the charges due, as indicated on the statement, to be an account stated, unless Customer objects in writing to IBM Credit within ten (10) days after such statement is mailed to Customer. This statement may be adjusted by IBM Credit at any time to conform to applicable law and this Agreement. IBM Credit shall calculate any free financing period utilizing a methodology that is consistent with the methodologies used for similarly situated customers of IBM Credit. The Customer understands that IBM Credit may not offer, may change or may cease to offer a free financing period for the Customer's purchases of Approved Inventory. If any Authorized Supplier fails to provide payment of a finance charge for Customer, as agreed, Customer will be responsible for and pay to IBM Credit all finance charges billed to Customer's account.

11.

Any of the following events will constitute an event of default by Customer under this Agreement: Customer breaches any of the terms, warranties or representations contained in this Agreement or in any other agreements between Customer and IBM Credit or between Customer and any of IBM Credit's affiliates; any representation, statement, report or certificate made or delivered by Customer or any of Customer's owners, representatives, employees or agents to IBM Credit is not true and correct; Customer fails to pay any of the liabilities or obligations owed to IBM Credit or any of IBM Credit's affiliates when due and payable under this Agreement or under any other agreements between Customer and IBM Credit or between Customer and any of IBM Credit's affiliates; IBM Credit determines that IBM Credit is insecure with respect to any of the Collateral or the payment of Customer's obligations owed to IBM Credit; Customer abandons the Collateral or any part thereof; an event or condition occurs that permits the holder of any

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indebtedness owed by Customer to accelerate the maturity of such indebtedness or Customer or any guarantor becomes in default in the payment of any indebtedness owed to any third party; a judgment issues on any money demand against Customer; an attachment, sale or seizure is issued against Customer or any of the Collateral; any part of the Collateral is seized or taken in execution; the death of the undersigned if the business is operated as a sole proprietorship, or the death of a partner if the business is operated as a partnership; Customer ceases or suspends  Customer's business; Customer makes a general assignment for the benefit of creditors; Customer becomes insolvent or voluntarily becomes subject to the Federal Bankruptcy Code, state insolvency laws or any act for the benefit of creditors or involuntarily becomes subject to any such proceeding that is not dismissed within sixty (60) days after the commencement thereof; any receiver is appointed for any of Customer's assets; Customer loses any franchise, permission, license or right to sell or deal in any Approved Inventory; Customer or any guarantor misrepresents its respective financial condition or organizational structure; or IBM Credit determines, in its sole discretion, that the Collateral, any other collateral given to IBM Credit to secure Customer's obligations to IBM Credit, or Customer's net worth has decreased in value, and Customer has been unable, within the time period prescribed by IBM Credit, to either provide IBM Credit with additional collateral in a form and substance satisfactory to IBM Credit or reduce Customer's total obligations by an amount sufficient to satisfy IBM Credit. Following the occurrence and during the continuance of an event of a default:

(a)  IBM Credit may, at any time at IBM Credit's election, without notice or demand to Customer do any one or more of the following: declare all or any part of the obligations Customer owes IBM Credit immediately due and payable, together with all court costs and all costs and expenses of IBM Credit's repossession and collection activity, including, but not limited to, all attorney's fees; exercise any or all rights of a secured party under applicable law; cease making any further financial accommodations or extending any additional credit to Customer and cancel any outstanding authorizations issued to Customer or any Authorized Supplier for advances not yet funded; and/or exercise any or all rights available at law or in equity. All of IBM Credit's rights and remedies are cumulative.

(b)  Customer will segregate, hold and keep the Collateral in trust, in good order and repair, only for IBM Credit's benefit, and Customer will not exhibit, transfer, sell, further encumber, otherwise dispose of or use for any other purpose whatsoever any of the Collateral.

(c)  Upon IBM Credit's written demand, Customer will immediately deliver the Collateral to IBM Credit, in good order and repair, at a place specified by IBM Credit, together with all related documents; or IBM Credit may, in its sole discretion and without notice or demand to Customer, take immediate possession of the Collateral, together with all related documents.

(d)  Customer waives and releases: any claims and causes of action which Customer may now or ever have against IBM Credit as a direct or indirect result of any possession, repossession, collection or sale by IBM Credit of any of the Collateral and the benefit of all valuation, appraisal and exemption laws. If IBM Credit seeks to take possession of any of the Collateral by court process, Customer irrevocably waives any notice, bonds, surety and security relating thereto required by any statute, court rule or otherwise.

(e)  Customer appoints IBM Credit or any person IBM Credit may delegate as Customer's duly authorized Attorney-In-Fact to do, in IBM Credit's sole discretion, any of the following in the event of a default: endorse Customer's name on any notes, checks, drafts or other forms of exchange constituting Collateral or received as payment on any Collateral for deposit in IBM Credit's account; sell, assign, transfer, negotiate, demand, collect, receive, settle, extend or renew any amounts due on any of the Collateral; and exercise any rights Customer has in the Collateral.

If Customer brings any action or asserts any claim against IBM Credit which arises out of this Agreement, any other agreement or any of the business dealings between IBM Credit and Customer, in which Customer does not prevail, Customer agrees to pay IBM Credit all costs and expenses of IBM Credit's defense of such action or claim including, but not limited to, all attorney's fees. If IBM Credit fails to exercise any of IBM Credit's rights or remedies under this Agreement, such failure will in no way or manner waive any of IBM Credit's rights or remedies as to any past, current or future default.

12.

  Customer agrees that commercially reasonable notice of any public or private sale will be deemed given to Customer if IBM Credit sends Customer a notice of sale at least ten (10) days prior to the date of any public sale or the time after which a private sale will be made. If IBM Credit disposes of any such Collateral other than as herein contemplated, the commercial reasonableness of such sale will be determined in accordance with the provisions of the Uniform Commercial Code as adopted by the state whose laws govern this Agreement. Customer agrees that IBM Credit does not warrant the Approved Inventory. Customer will pay IBM Credit in full even if the Approved Inventory is defective or fails to conform to any warranties extended by any third party. Customer's obligations to IBM Credit will not be affected by any dispute Customer may have with any third party. Customer will not assert against IBM Credit any claim or defense Customer may have against any third party. Customer will indemnify and hold IBM Credit harmless against any claims or defenses asserted by any buyer of the Approved Inventory by reason of: the condition of any Approved Inventory; any representations made about the Approved Inventory; or for any and all other reasons whatsoever.

13.

Customer grants to IBM Credit a power of attorney authorizing any of IBM Credit's representatives to: execute or endorse on Customer's behalf any documents, financing statements and instruments evidencing Customer's obligations to IBM Credit; supply any omitted information and correct errors in any documents or other instruments executed by or for Customer; do any and every act which Customer is obligated to perform under this Agreement; and do any other things necessary to preserve and protect the Collateral and IBM Credit's security interest in the Collateral. Customer further authorizes IBM Credit to provide to any third party any credit, financial or other information about Customer that is in IBM Credit's possession.

14.

Each party may electronically transmit to or receive from the other party certain documents specified in the E-Business Schedule A attached hereto ("E-Documents") via the Internet or electronic data interchange ("EDI"). All E-Documents duly sent by a party in accordance with this Agreement and received by the other party, shall constitute a record authenticated by the sender. Any transmission of data which is not an E-Document shall have no force or effect between the parties. EDI transmissions may be transmitted directly or through any third party service provider ("Provider") with which either party may contract. Each party will be liable for the acts or omissions of its Provider while handling E-Documents for such party, provided, that if both parties use the same Provider, the originating party will be liable for the acts or omissions of such Provider as to such E-Document. Some information to be made available to Customer will be specific to Customer and will require Customer to register with IBM Credit before access is provided. After IBM Credit has approved the registration submitted by Customer, IBM Credit will provide an ID and password(s) to an individual designated by Customer ("Customer Recipient"). Customer accepts responsibility for the designated individual's distribution of the ID and password(s) within its organization and Customer will take reasonable measures to ensure that passwords are not shared or disclosed to unauthorized individuals. Customer will conduct an annual review of all IDs and passwords to ensure that they are accurate and properly authorized. IBM CREDIT MAY CHANGE OR DISCONTINUE USE OF AN ID OR PASSWORD AT ITS DISCRETION AT ANY TIME. E-Documents will not be deemed to have been properly received, and no E-Document will give rise to any obligation, until accessible to the receiving party at such party's receipt computer at the address specified herein. Upon proper receipt of an E-Document, the receiving party will promptly transmit a functional acknowledgment in return. A functional acknowledgment will constitute conclusive evidence that an E-Document has been properly received. If any transmitted E-Document is received in an unintelligible or garbled form, the receiving

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party will promptly notify the originating party in a reasonable manner. In the absence of such a notice, the originating party's records of the contents of such  E-Document will control.

Each party will use those security procedures which are reasonably sufficient to ensure that all transmissions of E-Documents are authorized and to protect its business records and data from improper access. Any E-Document received pursuant to this paragraph 14 will have the same effect as if the contents of the E-Document had been sent in paper rather than electronic form. The conduct of the parties pursuant to this paragraph 14 will, for all legal purposes, evidence a course of dealing and a course of performance accepted by the parties. The parties agree not to contest the validity or enforceability of E-Documents under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the party to be bound thereby. The parties agree, as to any E-Document accompanied by Customer's ID, that IBM Credit can reasonably rely on the fact that such E-Document is properly authorized  by Customer. E-Documents, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party will contest the admissibility of copies of E-Documents under either the business records exception to the hearsay rule or the best evidence rule on the basis that the E-Documents were not originated or maintained in documentary form.

Neither party will be liable to the other for any special, incidental, exemplary or consequential damages arising from or as a result of any delay, omission or error in the electronic transmission or receipt of any E-Document pursuant to this paragraph 14, even if either party has been advised of the possibility of such damages. In the event Customer requests IBM Credit to effect a withdrawal or debit of funds from an account of Customer, then in no event will IBM Credit be liable for any amount in excess of any amount incorrectly debited, except in the event of IBM Credit's gross negligence or willful misconduct. No party will be liable for any failure to perform its obligations pursuant to this paragraph 14 in connection with any E-Document, where such failure results from any act of God or other cause beyond such party's reasonable control (including, without limitation, any mechanical, electronic or communications failure) which prevents such party from transmitting or receiving E-Documents.

CUSTOMER RECIPIENT for Internet transmissions:

(PLEASE PRINT)

Name of Customer's Designated Central Contact Authorized to Receive IDs and Passwords:  ______________________

e-mail Address:  ______________

Phone Number:  ____________

15.

Time is of the essence in this Agreement. This Agreement will be effective from the date of its acceptance at IBM Credit's office. Customer acknowledges receipt of a true copy and waives notice of IBM Credit's acceptance of it. If IBM Credit advances funds under this Agreement, IBM Credit will have accepted it. This Agreement will remain in force until one of the parties gives notice to the other that it is terminated. No advances made by IBM Credit to Customer under this Agreement are consumer-goods transactions or consumer transactions and none of the Collateral constitutes consumer goods. If Customer terminates this Agreement, IBM Credit may declare all or any part of the obligations Customer owes IBM Credit due and payable immediately. If this Agreement is terminated, Customer will not be relieved from any obligations to IBM Credit arising out of IBM Credit's advances or commitments made before the effective date of termination. IBM Credit's rights under this Agreement and IBM Credit's security interest in present and future Collateral will remain valid and enforceable until all Customer's obligations to IBM Credit are paid in full. This Agreement shall be binding upon and inure to the benefit of IBM Credit and the Customer and their respective successors and assigns; provided, that the Customer shall have no right to assign this Agreement without the prior written consent of IBM Credit. This Agreement will protect and bind IBM Credit's and Customer's respective heirs, representatives, successors and assigns. It can be varied only by a document signed by IBM Credit's and Customer's authorized representatives. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable. The execution, delivery and performance by Customer of this Agreement are within its power under its organizational documents and are duly authorized by all necessary corporate or other organizational actions. All notices IBM Credit sends to Customer will be sufficiently given if mailed or delivered to Customer at Customer’s address first stated in this Agreement.

16.

The laws of the State of New York will govern this Agreement. Customer agrees that venue for any lawsuit will be in the State or Federal Court within the county, parish, or district where IBM Credit's office, which provides the financial accommodations, is located. Customer hereby waives any right to change the venue of any action.

17.

If Customer has previously executed any security agreements relating to the Collateral with IBM Credit, including but not limited to the 2000 Financing Agreement, Customer agrees that this Agreement is intended only to amend and supplement such written agreements, and will not be deemed to be a novation or termination of such written agreements. In the event the terms of this Agreement conflict with the terms of any prior security agreement that Customer previously executed with IBM Credit, including but not limited to the 2000 Financing Agreement, the terms of this Agreement will control in determining the agreement between Customer and IBM Credit.

18.

CUSTOMER WAIVES ALL EXEMPTIONS AND HOMESTEAD LAWS TO THE MAXIMUM EXTENT PERMITTED BY LAW. CUSTOMER WAIVES ANY STATUTORY RIGHT TO NOTICE OR HEARING PRIOR TO IBM CREDIT'S ATTACHMENT, REPOSSESSION OR SEIZURE OF THE COLLATERAL. CUSTOMER FURTHER WAIVES ANY AND ALL RIGHTS OF SETOFF CUSTOMER MAY HAVE AGAINST IBM CREDIT. CUSTOMER AGREES THAT ANY PROCEEDING IN WHICH CUSTOMER, OR IBM CREDIT OR ANY OF IBM CREDIT'S AFFILIATES, OR CUSTOMER'S OR IBM CREDIT'S ASSIGNS ARE PARTIES, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, OR THE RELATIONS AMONG THE PARTIES LISTED IN THIS PARAGRAPH WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

PC Universe, Inc.
By: _____________________________________
Print Name: ______________________________
Title: ___________________________________

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E-BUSINESS SCHEDULE A

Customer Name: PC Universe, Inc.

EFFECTIVE DATE OF THIS  SCHEDULE:   October __, 2007

DOCUMENTS:

All documents contained in the IBM Credit LLC Account Management Tool on the website listed below:

http://www.ibm.com/financing/partner/tools/amt.html

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SECRETARY’S CERTIFICATE OF RESOLUTION

I certify that I am the Secretary and the official custodian of certain records, including the certificate of incorporation, charter, by-laws and minutes to the meeting of the Board of Directors of the corporation named below, and that the following is a true, accurate and compared extract from the minutes of the Board of Directors of the corporation adopted at a special meeting thereof held on due notice, at which meeting there was present quorum authorized to transact the business described below, and that the proceedings of the of the meeting were in accordance with the certificate of incorporation, charter and by-laws of the corporation and that they have not been revoked, annulled or amended in any manner whatsoever.

Upon motion duly made and seconded, the following resolution was unanimously adopted after full discussion if adopted at a meeting:  “RESOLVED, That the several officers of this corporation, or any one or more of them, are hereby authorized and empowered on behalf of this corporation: to obtain financing from IBM Credit LLC (“IBM Credit”) in such amounts and on such terms as such officers deem proper; to enter into security and other agreements with IBM Credit relating to the terms upon which financing may be obtained and security to be furnished by this corporation therefor; from time to time to supplement or amend any such agreements; and from time to time to pledge, assign, guaranty, mortgage, grant security interest in and, otherwise transfer to IBM Credit as collateral security for any obligations of this corporation to IBM Credit and its affiliated companies, whenever and however arising, any assets of this corporation, whether now owned or hereafter acquired; hereby ratifying, approving and confirming all that any of said officers have done or may do in the premises.”

IN WITNESS WHEREOF, I have executed and affixed the seal of the corporation on the date stated below.

Dated: _______________________, 2007	_________________________________________________
Secretary
PC UNIVERSE, INC.
Corporate Name

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IBM Credit LLC

ADDENDUM TO AGREEMENT FOR WHOLESALE FINANCING

FLEXIBLE PAYMENT PLAN

This Addendum to the Agreement for Wholesale Financing - Flexible Payment Plan (this "Addendum") is hereby dated this 22 day of October, 2007 by and between IBM Credit LLC, formerly IBM Credit Corporation, a limited liability company duly organized under the laws of the State of Delaware, with a place of business at 4111 Northside Parkway, Atlanta, GA 30327 ("IBM Credit") and PC Universe, Inc., a corporation, duly organized under the laws of the State of Nevada with its principal place of business at 504 NW 77th Street, Boca Raton, FL 33487 (“Customer"). IBM Credit and Customer agree as follows:

WITNESSETH

WHEREAS,  Customer has executed that certain Agreement for Wholesale Financing in favor of IBM Credit dated as of October 22, 2007, as amended, modified or otherwise supplemented from time to time, the "AWF") (the AWF and this Addendum together hereinafter referred to as the “Agreement”);

WHEREAS,  pursuant to the AWF, Customer purchases from Persons approved in writing by IBM Credit for the purposes of this Addendum and the AWF (the "Authorized Suppliers") computer hardware and software products manufactured or distributed by or bearing any trademark or trade name of such Authorized Suppliers (the "Products");

WHEREAS, Customer has also requested that IBM Credit finance its working capital requirements, and IBM Credit is willing to provide such financing to Customer subject to the terms and conditions set forth in this Addendum.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the AWF is hereby amended as follows:

Section  1.0

Definitions.

The definitions contained in the AWF apply to this Addendum unless otherwise indicated. The following terms shall have the following respective meanings in the Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Accounts":  as defined in the U.C.C.

"Account Debtor":  any Person required to make payment to Customer for the purchase of inventory, acquisition of software and/or services or any other Person who has a debt obligation owing to Customer.

"Advance":  any loan or other extension of credit by IBM Credit to or on behalf of Customer pursuant to this Addendum including, without limitation, (i) Product Advances, (ii) PRO Advances, (iii) Takeout Advances and (iv) WCO Advances.

"Affiliate":   with respect to any Person, any other Person (the "Affiliate") meeting one of the following: (i) at least 10% of the Affiliate's equity is owned, directly or indirectly, by such Person; (ii) at least 10% of such Person's equity is owned, directly or indirectly, by the Affiliate; or (iii) at least 10% of such Person's equity and at least 10% of the Affiliate's equity is owned, directly or indirectly, by the same Person or Persons. All of Customer's officers, directors, joint venturers, and partners shall also be deemed to be Affiliates of Customer for purposes of this Agreement.

"Approved Inventory":  as defined in Exhibit A.

"A/R Financing Charges":  the (i) FPP WCO Financing Charge, (ii) FPP PRO Financing Charge, and (iii) FPP Takeout Advance Financing Charge, each as specified in Exhibit A.

"Authorized Suppliers":  as defined in the recitals of this Addendum.

"Available Credit":  as defined in Section 2.4 of this Addendum.

"Average Daily Balance":  for each Advance for a given period of time, the sum of the unpaid principal of such Advance as of each day during such period of time, divided by the number of days in such period of time.

"AWF Outstanding Indebtedness":  the total amount of Customer's indebtedness for all loans and advances outstanding under the AWF from time to time and all accrued and unpaid financing charges and fees relating thereto.

"Collateral": as defined in Section 5 of this Agreement..

“Common Due Date”:  as defined in Section 3.3 of this Addendum.

"Concentration Accounts":  an Eligible Account that, individually, or when aggregated with all other outstanding Accounts of the same Account Debtor and such Account Debtor's Affiliates, constitutes more than five percent (5%) of the net outstanding balance of all Eligible Accounts of the Customer then outstanding for all Account Debtors.

"Concentration Account Debtor":  at any time, any Account Debtor obligated to Customer with respect to, or on account of, a Concentration Account.

"Delinquency Fee" :  the rate set forth in Exhibit A.

“End User Invoice”:  as defined in Section 11.2 of this Addendum.

"Free Financing Period Exclusion Fee":  as defined in Section 3.2 of this Addendum.

"Financing Period":  the period set forth in Exhibit A.

"FPP Credit Line":  the credit line set forth in Exhibit A.

“FPP Financing Charge”:  the rate set forth in Exhibit A.

"FPP Outstanding Indebtedness":  the total amount of Customer's indebtedness for all loans and advances outstanding under this Addendum from time to time (including, but not limited to Product Advances, Takeout Advances, PRO Advances and WCO Advances as such terms are defined herein), and all accrued and unpaid financing charges and fees relating thereto.

“FPP PRO Financing Charge”:  the rate set forth in Exhibit A.

“FPP WCO Financing Charge”:  the rate set forth in Exhibit A.

"Maximum Allowable Indebtedness":  as defined in Section 2.3 of this Addendum.

“No Charge Financing Days”:  as defined in Exhibit A.

"Obligations":  all loans and advances, including but not limited to AWF Outstanding Indebtedness and FPP Outstanding Indebtedness; covenants;

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agreements; warranties; duties; representations; any third party claims against Customer satisfied or acquired by IBM Credit; liabilities and indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from Customer to IBM Credit, whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, secured, unsecured or arising under the Agreement, or any agreements or documents previously, now or hereafter executed by Customer and delivered to IBM Credit or by oral agreement or operation of law and whether or not evidenced by instruments of indebtedness.

"Other Documents":  all security agreements, mortgages, leases, instruments, documents, guarantees, schedules of assignment, contracts and similar agreements executed by Customer and delivered to IBM Credit pursuant to this Agreement or otherwise, and all amendments, supplements and other modifications to the foregoing from time to time.

"Person":  any individual, association, firm, corporation, partnership, trust, unincorporated organization or other entity whatsoever.

"Prime Rate":  as of the date of determination, the average of the rates of interest announced by Citibank, N.A., J.P. Morgan Chase Bank and Bank of America, N.A. (or any bank which IBM Credit uses in its normal course of business of determining Prime Rate) as their prime or base rate, as of the last business day of the calendar month immediately preceding the date of determination, whether or not such announced rates are the actual rates charged by such banking institutions to their most creditworthy borrowers.

"PRO Advance":  as defined in Section 4.2 of this Addendum.

"Products":  as defined in the recitals of this Addendum.

"Product Advance":  as defined in Section 2.2 of this Addendum.

"Supplier Credits":  as defined in Section 3.1 of this Addendum.

"Shortfall Amount":  as defined in Section 2.5 of this Addendum.

"Shortfall Transaction Fee":  as defined Section 2.6 of this Addendum.

"Takeout Advance":  as defined in Section 4.1 of this Addendum.

"Total Outstanding Indebtedness":  the sum of AWF Outstanding Indebtedness and FPP Outstanding Indebtedness.

"Total Qualifying Collateral Value":  the total of: (a) the aggregate wholesale invoice price, net of all applicable price reduction credits, of all Approved Inventory in Customer's possession as reflected on the most recent Collateral Management Report furnished pursuant to Paragraph 7.1 hereof multiplied by the Valuation Percentage of Approved Inventory set forth in Exhibit A hereto, plus (b) the value of Customer's Eligible Accounts as reflected on the most recent Collateral Management Report furnished pursuant to Paragraph 7.1 hereof multiplied by the Valuation Percentage of Eligible Accounts set forth in Exhibit A hereto, plus (c) the value of any additional collateral acceptable to IBM Credit which Customer has or may hereafter provide (the "Additional Collateral") multiplied by the Valuation Percentage of Additional Collateral, all as set forth in Exhibit A hereto.

“U.C.C.”:  the Uniform Commercial Code as in effect in the State of New York.

"WCO Advance":  as defined in Section 4.3 of this Addendum.

Section 2.0

General Terms and Provisions.

2.1

Addendum.  (a)

The provisions of this Addendum are incorporated into and supplement the AWF as if fully set forth as additional terms therein. In the event of a conflict between the terms of this Addendum and the terms of the AWF, the terms of this Addendum will control in determining the agreement between IBM Credit and Customer.

(b)

Exhibits A and B are incorporated herein. IBM Credit may modify Exhibit A from time to time by providing Customer with a new Exhibit A. Any such new Exhibit A shall be effective as of the date specified in the new Exhibit A. Customer will have accepted the new Exhibit A if Customer does not notify IBM Credit in writing of its rejection of the new Exhibit A within sixty (60) days of the date IBM Credit mails such new Exhibit A to Customer. In the event Customer rejects a new Exhibit A, IBM Credit shall have no further obligation under this Addendum to make loans or advances or other financial accommodations to Customer effective on the earlier of (i) the date of the written rejection or (ii) the sixty--first day after IBM Credit mailed to Customer the new Exhibit A which was not accepted by Customer, and all of Customer's FPP Outstanding Indebtedness to IBM Credit shall be due and payable in its entirety in accordance with the then prevailing terms. Only one Exhibit A, the one with the most recent Effective Date, shall be in force at any time.

(c)

Any Addendum to the AWF for the Extended Scheduled Payment Program or Large Sale Financing Option executed by Customer and IBM Credit prior to this Addendum is hereby superseded by this Addendum and terminated.

2.2

General Description of Credit Offerings.  (a)  The primary purpose of this Addendum is to enable Customer to participate in IBM Credit's Flexible Payment Plan ("FPP") pursuant to which Customer may extend the due date for repayment of advances from IBM Credit for the purchase of Products ("Product Advances") for the Financing Period.

(b)

The secondary purpose of this Addendum is to provide Customer with three options (collectively, the "FPP Options") for requesting cash or credit advances for various purposes. The FPP Options consist of the Takeout Advance Option, the Payment Reschedule Option and the Working Capital Option described in Section 4 of this Addendum.

2.3

Maximum Allowable Indebtedness.  Customer's Total Outstanding Indebtedness shall at no time exceed an amount (the "Maximum Allowable Indebtedness") equal to the lesser of: (a) the FPP Credit Line, or (b) Customer's Total Qualifying Collateral Value.

2.4

Available Credit.  The maximum amount which Customer may borrow under this Addendum in any given instance ("Available Credit") shall be equal to (a) the Maximum Allowable Indebtedness, less (b) Customer's Total Outstanding Indebtedness.

2.5

Shortfall Amount.  If at any time the amount of Customer's Total Outstanding Indebtedness exceeds the amount of Customer's Maximum Allowable Indebtedness, Customer agrees to pay immediately to IBM Credit an amount equal to such excess ("Shortfall Amount") upon the earliest to occur of (a) demand for payment by IBM Credit, (b) the delivery of Customer's Collateral Management Report, delivered in accordance with Section 7.1, indicating such Shortfall Amount, or (c) Customer's independent determination of such Shortfall Amount.

2.6

Shortfall Transaction Fee.  IBM Credit will charge Customer a fee ("Shortfall Transaction Fee") for each occurrence of a Shortfall Amount unless Customer has timely paid IBM Credit the amount of such Shortfall Amount in accordance with Section 2.5. Shortfall Transaction Fees are calculated by multiplying the Shortfall Amount times the rate specified in Exhibit A.

2.7

Calculation of Financing Charges and Delinquency Fee.  Finance charges for an Advance for a calendar month shall be equal to (i) one twelfth (1/12) of the FPP Financing Charge or applicable A/R Financing Charge multiplied by (ii) the Average Daily Balance of such Advance for the period when such finance charge accrues during such calendar month multiplied by (iii) the actual number of days during such calendar month when such finance charge accrues divided by (iv) thirty (30). The financing charges and the Delinquency Fee shall accrue at the lesser of (a) the applicable per annum rate specified in Exhibit A, or (b) the highest rate of interest from time to time permitted by applicable law. Any amount received from Customer in excess of the highest rate of interest from time to time permitted by applicable law shall be considered reductions to principal to the extent of such excess. The financing charges and the Delinquency Fee shall be based upon floating rates which shall be adjusted as of the first day of each month based upon the prevailing Prime Rate in effect as of the last day of the immediately preceding month.

2.8

Delinquency Fee.  In the event Customer is delinquent in making any payment to IBM Credit when due hereunder, IBM Credit will charge a Delinquency Fee  A Delinquency Fee for an Advance for a calendar month shall be equal to (i) one twelfth (1/12) of the Delinquency Fee rate multiplied by (ii) the Average Daily Balance of such Advance for the period when such Advance is past due during such calendar month multiplied by (iii) the actual

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number of days during such calendar month when such Advance is past due divided by (iv) thirty (30). Customer shall pay such Delinquency Fee to IBM Credit as specified and set forth in its monthly billing statement.

2.9

FPP Application Processing Fee.  IBM Credit will charge a one-time fee to Customer, in an amount specified by IBM Credit in Exhibit A, and Customer shall pay such fee to IBM Credit when invoiced by IBM Credit. Such fee shall not be deemed to be an origination or commitment fee.

2.10

FPP Monthly Service Fee.  IBM Credit will charge a flat fee to Customer, in the amount specified by IBM Credit in Exhibit A. This fee will be set forth in Customer's monthly billing statement from IBM Credit and will be due in accordance with the terms stated on the monthly billing statement. Such fee shall not be deemed to be an origination or commitment fee.

2.11

Statement of Transaction.  In accordance with the terms of the AWF, IBM Credit will send Customer a Statement of Transaction notifying Customer of each Advance under this Addendum. Upon receipt of such Statement of Transaction, Customer shall be considered to have acknowledged as due the Advance in the amount indicated on the Statement of Transaction unless Customer notifies IBM Credit, in writing, of any correction or objection claimed within seven (7) days after such Statement of Transaction is delivered to Customer by IBM Credit.

2.12

Billings.  IBM Credit shall send to Customer, at monthly or other intervals, a statement of all amounts, including principal, accrued financing charges, fees and costs due and not paid with respect to this Addendum. All such amounts shall be due and payable in accordance with the terms of such billing statement. Customer shall be considered to have acknowledged as due such amounts indicated on any such statement unless Customer objects to IBM Credit in writing, within ten (10) days after such statement is mailed to Customer by IBM Credit.

2.13

Place of Payment.  All payments of sums due from Customer to IBM Credit shall be delivered to IBM Credit at the address first above written, or at such other address as IBM Credit may from time to time, in writing, designate.

2.14

Prepayment.  Customer may elect, at any time, without premium or penalty, to prepay all or part of the principal amount outstanding as Product Advances or under an FPP Option. Customer will indicate to IBM Credit, in its remittance advice report, which amounts are to be prepaid ("Prepayments").

Section 3.0

FPP Provisions.

3.1

Product Advances.  Provided that Customer has adequate Available Credit, and provided that no Event of Default has occurred under the Agreement or would occur as a result of such Advance, IBM Credit shall advance funds for the account of Customer in payment of any invoice rendered to Customer for Customer's authorized purchases of Products. Each such Advance shall be deemed to be a Product Advance. Confirmation of each such Advance shall be reflected in a Statement of Transaction which shall identify the date upon which an Advance is made; said date shall be described in the Statement of Transaction as the "Date of Note". IBM Credit may, upon written notice to Customer, cease to include a supplier as an Authorized Supplier.

Customer hereby authorizes IBM Credit to collect directly from any Authorized Supplier any credits, rebates, bonuses or discounts owed by such Authorized Supplier to Customer ("Supplier Credits"). Any Supplier Credits received by IBM Credit may be applied by IBM Credit to the Total Outstanding Indebtedness. Any Supplier Credits collected by IBM Credit shall in no way reduce Customer's debt to IBM Credit in respect of the Total Outstanding Indebtedness until such Supplier Credits are applied by IBM Credit; provided, however, that in the event any such Supplier Credits must be returned or disgorged or are otherwise unavailable for application, then Customer's Obligations will be reinstated as if such Supplier Credits had never been applied. Notwithstanding the terms of this Section 3.1 and provided no default or event of default under the Agreement has occurred and is continuing, IBM Credit shall return to Customer, on a weekly basis, all Supplier Credits.

3.2

FPP Financing Charge.  No finance charge shall accrue on any Product Advance during the No Charge Financing Days, if any, applicable to such Product Advance. Each Product Advance shall be due and payable on the Common Due Date for such Product Advance. Customer may, at its option, repay a Product Advance by requesting IBM Credit to apply all or any part of the principal amount of a WCO Advance to the outstanding Product Advance. Customer's request for such application shall be made in accordance with Section 4.3. When so requested and subject to the terms and conditions of this Addendum, IBM Credit shall apply the amount so requested to the amounts due in respect of the outstanding Product Advances. Nothing contained herein shall relieve Customer of its obligation to repay Product Advances when due. Each Product Advance shall accrue a finance charge on the Average Daily Balance thereof from and including the first (1st) day following the end of the No Charge Financing Days, if any, for such Product Advance, or if no such No Charge Financing Days shall be in effect, from and including the Date of Note for such Product Advance, in each case, to and including the date such Product Advance shall become due and payable in accordance with the terms of this Addendum, at a per annum rate equal to the lesser of (a) the finance charge set forth in Exhibit A to this Addendum as the "FPP Financing Charge" and (b) the highest rate from time to time permitted by applicable law.

In addition, for any Product Advance with respect to which No Charge Financing Days shall not be in effect, Customer shall pay a Free Financing Period Exclusion Fee for such Product Advance multiplied by the rate set forth in Exhibit A. Such fee shall be due and payable on the Common Due Date for such Product Advance. If it is determined that amounts received from Customer were in excess of the highest rate permitted by law, then the amount representing such excess shall be considered reductions to principal of Advances.

3.3

Repayment of Product Advances; Common Due Dates.  The Financing Period specified in Exhibit A shall commence on the Date of Note applicable to each Product Advance. At the expiration of the Financing Period for each Product Advance, repayment of the total amount of such Advance shall be due to IBM Credit on the date determined as follows:  If the expiration of the Financing Period occurs on a date from: (i) the first through the tenth of a month, then payment shall be due on the fifth day of such month; (ii) the eleventh through the twentieth of the month; then payment shall be due on the fifteenth day of such month; and (iii) the twenty-first through the thirty-first of the month, then payment shall be due on the twenty-fifth date of such month. Said dates are referred to as "Common Due Dates".

Customer hereby acknowledges that IBM Credit shall have the right, in accordance with the terms of the AWF, to apply and reapply any Product Advance payments, other than Prepayments, to any Product invoices or Product Advance payments due, as IBM Credit may deem advisable, notwithstanding any entry by IBM Credit upon its books and records.

Section 4.0

FPP Options.

IBM Credit reserves the right, in its sole discretion, to amend or terminate any FPP Option requested by Customer and approved by IBM Credit at any time upon thirty (30) days written notice. All Advances made by IBM Credit prior to the effective date of any proposed termination or amendment of any FPP Option will not be impaired by such proposed termination or amendment.

4.1

Takeout Advance Option. Provided that Customer has adequate Available Credit and provided that no Event of Default has occurred under the Agreement, Customer may, pursuant to the Takeout Advance Option, request an Advance in an amount sufficient to pay off and discharge all remaining indebtedness it has with another lender (“Takeout Advance”) to meet IBM Credit's requirements for acceptance of this Addendum. IBM CREDIT MAY, IN ITS SOLE DISCRETION, PROVIDE SUCH TAKEOUT ADVANCE.

Customer must complete all of the Other Documents required by IBM Credit which are necessary to assure IBM Credit a valid and enforceable first priority security interest in Customer's Collateral.

The Takeout Advance shall accrue a finance charge during the period commencing with the date such Advance is made and ending on the date set forth in Exhibit B at the per annum rate set forth in Exhibit B as the "FPP Takeout Advance Financing Charge". From and after maturity, the delinquent portion of the Takeout Advance shall accrue a Delinquency Fee in accordance with Section 2.8 hereof.

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Customer shall repay the Takeout Advance according to the repayment schedule set forth in Exhibit B. All amounts due and unpaid will be set forth in Customer's monthly billing statement.

4.2

Payment Reschedule Option.  Provided that Customer has adequate Available Credit, and provided that no Event of Default has occurred under the Agreement or would occur as a result of such Advance, Customer may, pursuant to the Payment Reschedule Option (“PRO”), request IBM Credit to provide an Advance to repay all or any part of any Product Advance when due. Customer shall provide IBM Credit with a written request ("Reschedule Request") for an  Advance ("PRO Advance") for periods of 10 day increments ("PRO Term") up to the maximum approved term set forth in Exhibit A ("Maximum PRO Term").

The Reschedule Request must state the PRO Advance amount requested, and the month, day and year of the Common Due Date, as set forth in Customer's applicable monthly billing statement from IBM Credit, of the Product Advance or part thereof to be rescheduled. Each Reschedule Request is subject to IBM Credit's written approval and shall not exceed the Maximum PRO Term. IBM CREDIT MAY, IN ITS SOLE DISCRETION, PROVIDE SUCH PRO ADVANCE.

If a Reschedule Request is approved by IBM Credit, the PRO Term shall commence on the Common Due Date for the Product Advance or part thereof being paid by the PRO Advance and shall end on the last day of the approved PRO Term. Payment for the PRO Advance shall be due on the last day of the PRO Term. Payments due for PRO Advances are not eligible for rescheduling under the PRO.

Customer cannot use the PRO to reschedule any Product Advance or part thereof on any Common Due Date on which Customer will take a discount offered by IBM Credit for invoice amounts paid in full within fifteen (15) days of IBM Credit's Date of Note. This discount is referred to as the High Turnover Option ("HTO").

Each PRO Advance shall accrue a finance charge during the period commencing on the date such Advance is made to maturity at the per annum rate specified in Exhibit A as the "FPP PRO Financing Charge". From and after maturity, the delinquent portion of a PRO Advance shall accrue a Delinquency Fee in accordance with Section 2.8 hereof.

4.3

Working Capital Option.  Provided that Customer has adequate Available Credit, and provided that no Event of Default has occurred under the Agreement or would occur as a result of such Advance, Customer may request, pursuant to the Working Capital Option (“WCO”), IBM Credit to provide a cash advance ("WCO Advance"). Customer shall provide IBM Credit with a written request ("WCO Advance Request") for a period ("WCO Term") up to the maximum approved term set forth in Exhibit A ("Maximum WCO Term").

The WCO Advance Request must state the WCO Advance amount requested. Each WCO Advance Request is subject to IBM Credit's approval and shall not exceed the Maximum WCO Term. IBM CREDIT MAY, IN ITS SOLE DISCRETION, PROVIDE SUCH WCO ADVANCE.

If a WCO Advance Request is approved by IBM Credit, the WCO Term shall commence on the date that the WCO Advance is made and shall end on the last day of the approved WCO Term.

At the conclusion of the WCO Term applicable to the WCO Advance, the outstanding WCO Advance will be automatically renewed for another period equal to the Maximum WCO Term unless IBM Credit informs the Customer, in writing, at least thirty (30) days prior to the conclusion of the current WCO Term that such WCO Advance will not be renewed. If the outstanding WCO Advance is not renewed by IBM Credit, Customer agrees to repay the outstanding WCO Advance to IBM Credit no later than the last day of the current WCO Term.

Each WCO Advance shall accrue a finance charge during the period from the date such Advance is made to maturity at the per annum rate specified in Exhibit A as the "FPP WCO Financing Charge". From and after maturity, the delinquent portion of a WCO Advance shall accrue a Delinquency Fee in accordance with Section 2.8 hereof.

Section 5.0

Security - Collateral.

5.1

Collateral Grant. To secure Customer's full and punctual payment and performance of the Obligations (including obligations under any leases Customer may enter into, now or in the future, with IBM Credit) when due (whether at the stated maturity, by acceleration or otherwise), Customer hereby grants IBM Credit a security interest in all of its personal property, whether now owned or hereafter acquired or existing and wherever located, including the following:  all goods, including inventory and equipment, and all parts thereof, attachments, accessories and accessions thereto, products thereof and documents therefor; all accounts, chattel paper, instruments, negotiable documents, promissory notes, general intangibles, deposit accounts, commercial tort claims, intellectual property, investment property, pledged notes, letter of credit rights, supporting obligations, obligations of any kind owing to Customer, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and all books, invoices, documents and other records in any form evidencing or relating to the foregoing; all substitutions and replacements for all of the foregoing, and all products and proceeds of all of the foregoing. All of the above assets are defined pursuant to the provisions of Article 9 of the U.C.C. and are hereinafter collectively referred to as the “Collateral”.

5.2

Collateral Covenants.  Customer covenants and agrees with IBM Credit that:

(a)

IBM Credit may file with any filing office such financing statements, amendments, addenda and other records naming IBM Credit as the secured party, Customer as the debtor and identifying IBM Credit’s security interest in the Collateral that IBM Credit deems necessary to perfect and maintain perfected the security interest of IBM Credit in the Collateral.  Customer shall, upon IBM Credit’s request,  execute and deliver to IBM Credit, or cause to be executed and delivered, such other and further documents, certificates, consents, instruments and records that IBM Credit may deem necessary to perfect and maintain perfected IBM Credit’s security interests in the Collateral and will perform all acts to ensure that IBM Credit's security interest in the Collateral shall at all times constitute a perfected, first priority security interest, and that there are not and shall at no time be, any creditors who have or claim a lien superior to IBM Credit's in Collateral, excluding liens on equipment, in an amount not to exceed Three Hundred Thousand Dollars ($300,000.00) in the aggregate, that will not be considered Collateral by IBM Credit under this Agreement;

(b)

the security interest granted to IBM Credit under this Addendum is in addition to any other security held from time to time by IBM Credit;

(c)

in the event of default, IBM Credit may realize upon all or part of any Collateral, to the extent of Customer's Total Outstanding Indebtedness, in any order it desires and any realization by any means upon any Collateral will not bar realization upon any other Collateral;

(d)

Customer warrants, represents and covenants that Customer has good and valid title to all the Collateral;

(e)

Customer shall furnish to, and inform IBM Credit of, all adverse information relating to the financial condition of any Account Debtor immediately upon Customer's receipt or learning thereof;

(f)

Customer covenants and agrees that all inventory rejected or returned by any Account Debtor and all inventory repossessed or stopped in transit by Customer from any Account Debtor will be segregated from other property of Customer, and will not be treated, for the purposes of calculating Available Credit under Section 2.4, as inventory until the Accounts which resulted from such inventory are paid or appropriately credited to the Account Debtor;

(g)

IBM Credit may, in its sole discretion, at any time, take control in any manner of any cash or non-cash items of payment or proceeds of Collateral and of any rejected, returned, repossessed or stopped-in-transit inventory;

(h)

Customer will stamp or otherwise mark all chattel paper and instruments now owned or hereafter acquired by it to show that the same are subject to IBM Credit's security interest and immediately thereafter deliver or cause such chattel paper and instruments to be delivered to IBM Credit or any agent designated by IBM Credit with appropriate endorsements and assignments to vest title and possession in IBM Credit;

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(i)

Customer will promptly notify IBM Credit in writing if Customer shall at any time hold or acquire a commercial tort claim, providing the details thereof, and shall grant IBM Credit a security interest therein and in the proceeds thereof;

(j)

Customer shall promptly notify IBM Credit if Customer is or becomes a beneficiary under a letter of credit now or hereafter issued in favor of Customer; and

(k)

Collateral shall not be stored with a bailee, warehouseman or similar party unless

Customer will, concurrently with the delivery of such Collateral to such party, cause such party to enter into an agreement acknowledging that such party holds possession of Collateral for the benefit of IBM Credit.

Section 6.0

Accounts.

6.1

Ineligible Accounts.  IBM Credit shall have the sole right to determine eligibility of Accounts from an Account Debtor. Without limiting IBM Credit's discretion in that regard, and unless otherwise designated in writing by IBM Credit in Exhibit A, the following Accounts will be deemed ineligible Accounts ("Ineligible Accounts"):

(a)

Accounts created from the sale of inventory and/or performance of services that allow for payment to be made later than thirty (30) days from the date of sale or performance;

(b)

Accounts unpaid more than ninety (90) days from date of invoice;

(c)

Accounts of any Account Debtor, including current Accounts, with fifty percent (50%) or more of the outstanding balance unpaid for more than ninety (90) days from the date of invoice;

(d)

Accounts with respect to which the Account Debtor is an officer, employee, agent, stockholder, parent, guarantor, subsidiary or Affiliate of Customer or is otherwise related to, or has common shareholders, officers or directors with, Customer;

(e)

Accounts arising from consignment sales;

(f)

except for state, local and United States government institutions and public educational institutions, Accounts with respect to which the payment by the Account Debtor is or may be conditional;

(g)

except for state, local and United States government institutions, and public educational institutions, all other Accounts with respect to which;

(i)

the Account Debtor is not a commercial entity; or

(ii)

the Account Debtor is not a resident of the United States;

(h)

Accounts with respect to which Customer is or may become liable to the Account Debtor thereof for goods sold or services rendered by such Account Debtor to Customer;

(i)

Accounts arising from the sale of goods purchased for a personal, family or household purpose;

(j)

Accounts which represent inventory or equipment that have been used for demonstration purposes or loaned by the Customer to another party;

(k)

Accounts which are progress payment accounts or subject to offset or recoupment by the Account Debtor;

(l)

Accounts which are, or Customer knows will become, subject to proceedings under United States Bankruptcy Code or other laws for the relief of debtors;

(m)

Accounts which are not payable in US Dollars;

(n)

Accounts payable by any Account Debtor that is a remarketer of computer hardware and software products and whose purchases of such products from Customer have been financed by another Person, other than IBM Credit, who pays the proceeds of such financing directly to Customer on behalf of such debtor ("Third Party Financer") unless (i) such Third Party Financer does not have a separate financing relationship with Customer or (ii) such Third Party Financer has a separate financing relationship with Customer and has waived its right to set off its obligations to Customer;

(o)

Accounts of any items which are billed to any Account Debtor before they are shipped by Customer;

(p)

Accounts with respect to which Customer has permitted or agreed to any extension, compromise or settlement, or made any change or modification of any kind or nature, including, but not limited to, any change or modification to the terms relating thereto;

(q)

Accounts which do not represent undisputed bona fide transactions completed in accordance with the terms and conditions contained in the invoices and purchase orders relating thereto;

(r)

Accounts which are discounted for the full payment term specified in Customer's terms and conditions with its Account Debtors, or for any longer period of time;

(s)

Accounts on Cash on Delivery (COD) terms;

(t)

Accounts arising from maintenance or service contracts which are billed in advance of full performance of service;

(u)

Accounts arising from bartered transactions;

(v)

Accounts arising from incentive payments, rebates, discounts, credits, and refunds from a supplier; and

(w)

any and all other Accounts which IBM Credit deems, in its sole discretion, to be ineligible.

If IBM Credit notifies Customer that it has determined that any account is or has become an Ineligible Account, and if IBM Credit has provided any financing to Customer based on IBM Credit's belief that such Ineligible account is or was an Eligible Account, and if a Shortfall Amount has been thus created, then Customer shall pay such Shortfall Amount to IBM Credit immediately.

6.2

Eligible Accounts.  The aggregate of all Accounts of Customer that are not  Ineligible Accounts by IBM Credit, shall hereinafter be referred to as “Eligible Accounts”.

6.3

Concentration Accounts.  Without limiting IBM Credit's other rights, IBM Credit reserves the right to, from time to time in its sole discretion, modify the Valuation Percentage of the amount of Customer's Concentration Accounts used in calculating Customer's Total Qualifying Collateral Value or eliminate Concentration Accounts in calculating Customer's Total Qualifying Collateral Value.

Section 7.0

Reports.

7.1

Collateral Reports.  To facilitate Customer's borrowings and the maintenance of IBM Credit's records, Customer shall, by the tenth (10th) business day of each month or as otherwise agreed in writing, furnish IBM Credit with a collateral report ("Collateral Management Report"), the requirements of which will be specified by IBM Credit and will include, but not be limited to, a summary of Customer's Approved Inventory, Eligible Accounts, Total Qualifying Collateral Value, Total Outstanding Indebtedness and any Shortfall Amount, in each case as of the last business day of the previous month or as otherwise agreed in writing.

In addition, Customer shall submit the following reports which shall be included as attachments to the Collateral Management Report:

(a)

Accounts Aging Report - This report will disclose the amounts and aging of all of Customer's Accounts.

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(b)

Inventory Report - This report will list Customer's Approved Inventory by quantity, type, model, IBM Credit's invoice price to Customer, and the total of the line item values (quantity times invoice price) for all Approved Inventory listed on the report.

(c)

Accounts Payable Report - This report will disclose the amounts and aging of all of Customer's accounts payable.

(d)

Additional Collateral Report - This report will list any other Collateral which may be reasonably required by IBM Credit.

On the effective date of this Addendum, and thereafter upon request, Customer shall also submit to IBM Credit the name, address and phone number of each of its Account Debtor's primary contacts for each Account on the Accounts Aging Report.

7.2

Financial Reports and Notices.  Customer shall provide to IBM Credit the following items which must be prepared as set forth in Exhibit A and in accordance with generally accepted accounting principles ("GAAP") consistently applied:

(a)

Annual Report:  This report shall be delivered by Customer annually within ninety (90) days after the end of Customer's fiscal year. The report will include a reasonably detailed balance sheet, profit and loss statement, statement of retained earnings, and statement of cash flows, covering Customer's operations for such fiscal year on a consolidated and consolidating basis.

(b)

Quarterly Report:  This report shall be delivered by Customer within forty-five (45) days after the end of each of Customer's fiscal quarters and shall be current as of the last day of the quarter. Each report shall include a reasonably detailed balance sheet, profit and loss statement, statement of retained earnings, and statement of cash flows, covering Customer's operations for such quarter on a consolidated and consolidating basis.

(c)

Other Reports:  Any other report reasonably requested by IBM Credit which relates to the Collateral or the financial condition of Customer, which report shall be due within ten (10) days after the request by IBM Credit for such report.

(d)

Notice of Material Adverse Change:  Customer agrees to provide to IBM Credit written notice of any event or development that would have or would likely have a material adverse change or effect on Customer's condition (financial or otherwise), operations or properties as soon as such event or development is known or available for disclosure and in any event within forty-five (45) days after the end of each of Customer's fiscal quarters; but in no event before permitted by applicable law.

Section 8.0

Collections; Lockbox and Special Account.

Customer shall establish and maintain a lockbox (“Lockbox”) at the address set forth in Exhibit A with the financial institution listed in Exhibit A (the “Bank”), pursuant to an agreement between Customer and Bank in form and substance satisfactory to IBM Credit. Customer shall also establish and maintain a deposit account which shall contain only proceeds of Customer’s Accounts (“Special Account”) with Bank. Customer shall enter into a control agreement with Bank and IBM Credit in form and substance satisfactory to IBM Credit pursuant to which, among other things, Bank shall agree that its security interest in the deposit account is subordinate to IBM Credit’s security interest and that upon notice from IBM Credit, disbursements from the Lockbox or the Special Account shall be made only as IBM Credit shall direct, without further consent by Customer.

Customer shall direct all Account Debtors to send all payments to Customer's lockbox. In addition, Customer shall have such instruction printed in conspicuous type on all invoices. Customer shall instruct Bank to deposit all remittances to the Lockbox into the Special Account. Customer further agrees that it shall not deposit or permit any deposits of funds other than remittances paid in respect of the Accounts into the Special Account or permit any commingling of funds with such remittances in the Lockbox or Special Account.

Without limiting the Customer’s foregoing obligations, if, at any time, Customer receives a remittance directly from an Account Debtor, then Customer shall make entries on its books and records in a manner that shall reasonably identify such remittances and shall keep a separate account on its record books of all remittances so received and deposit the same into Special Account. Until so deposited into the Special Account, Customer shall keep all remittances received in respect of Accounts separate from Customer’s other property so that they are capable of identification as the proceeds of Accounts in which IBM Credit has a security interest.

Section 9.0

Power of Attorney.

Customer hereby irrevocably appoints IBM Credit (and any person designated by it) as Customer's true and lawful attorney-in-fact with full power at any time, in the sole discretion of IBM Credit, to:

(a)

demand payment, enforce payment and otherwise exercise all of Customer's rights and remedies with respect to the collection of any Accounts in the name of Customer or IBM Credit;

(b)

prepare, file and sign Customer's name on any proof of claim in bankruptcy or similar document against any Account Debtor;

(c)

endorse the name of Customer upon any check, chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Collateral;

(d)

sign the name of Customer to verifications of Accounts and notices thereof to Account Debtors; and

(e)

subject to any agreement between IBM Credit and such Bank, direct the Bank maintaining any Lockbox or Special Account to pay the funds on deposit to IBM Credit for application to the Obligations, or as otherwise directed by IBM Credit.

Section 10.0

Release.

IBM Credit shall have no obligation to preserve rights to Accounts against others and Customer hereby waives and releases IBM Credit from any and all claims and causes of action which Customer may now or hereafter have for any loss or damage to Customer claimed by Customer to be caused by, or arising from, IBM Credit's actions and/or omissions relating to any Account Debtors, including but not limited to:

(a)

any failure of IBM Credit to protect, enforce or collect, in whole or in any part, an Account;

(b)

IBM Credit's notification to any Account Debtor thereon of IBM Credit's security interest in any of the Accounts; and

(c)

any other act or omission to act on the part of IBM Credit, its officers, agents or employees, except for willful misconduct or gross negligence.

Section 11.0

Audit.

11.1

Books and Records/Location of Collateral.  Customer represents and warrants that it keeps and maintains all of its books and records pertaining to the Accounts (including its End User  Invoices) and the Collateral (collectively referred to hereafter as "Books and Records") at its principal place of business as set forth in the caption of this Addendum or on any notice provided by Customer to IBM Credit pursuant to Section 12.2(b) of this Addendum. The Books and Records of Customer are maintained exclusively at such location.

There is no jurisdiction in which Customer has any assets, equipment or inventory (except for vehicles and inventory in transit for processing) other than in those jurisdictions identified to IBM Credit as of the date of this Addendum or on any notice provided by Customer to IBM Credit pursuant to Section 12.2(c) of this Addendum.

Customer shall make entries in its Books and Records disclosing IBM Credit's security interest in the Collateral.

11.2

End User Invoices.  Customer will maintain an invoice for each unit of Collateral sold or licensed ("End User Invoice"). An End User Invoice will include the name and address of the Person who acquires product and services from Customer ("End User"), the shipped-to address of End User, the billed-to address of End User, the date of sale or license, the date of

FPPAdden.lwp-11 (02/04)	Page 6 of 8

shipment to End User, and a description of the Collateral sold or licensed. Such description shall include, where available, the product type and model sold or licensed, the product serial number if applicable, and the amount invoiced to End User. Customer will retain each End User Invoice until the later of two years after the date of sale or license or one year after final payment in full of said invoice.

11.3

Proof of Shipment.  Customer will maintain proof of shipment of the Collateral to End User for each End User Invoice ("Proof of Shipment"). Each Proof of Shipment will contain End User's order authorization. Customer will retain each Proof of Shipment for two years after the date of sale or license.

11.4

Right of IBM Credit to Perform Audits and Verify Accounts.  Customer authorizes IBM Credit from time to time during normal business hours, in its sole discretion, with reasonable notice to Customer, to enter Customer's premises to audit, examine, check and make copies of Customer's Books and Records, files and business procedures and practices as they pertain to the Collateral.

Customer shall, and shall cause each of its subsidiaries to, from time to time, do and perform any and all acts and execute any and all instruments, notices and other documents, reasonably required or recommended by IBM Credit to address concerns identified by IBM Credit during the course of any audit of Customer’s, or its subsidiaries’ books and records, or assets.

Customer shall, if from time to time required by IBM Credit, deliver to IBM Credit copies of End User Invoices, Proof of Shipment, delivery documents, and other such documents relating to each of its End User accounts.

IBM Credit may, in the name of Customer or IBM Credit, at any time verify the validity, amount or any other matter relating to any Account by mail, telephone or by other means as agreed to by the Customer and IBM Credit.

Section 12.0

Warranties, Representations, and Covenants.

12.1

Covenants.  Customer shall comply at all times with any covenants outlined in the Agreement and Exhibit A.

12.2

Affirmative Warranties, Representations and Covenants.  (a)  The first paragraph of this Addendum states the exact name of Customer as set forth in its charter or other organizational record. In addition, Customer’s organization identification number assigned by its State of organization is as set forth in Exhibit A.

(b)

Customer is, and shall at all times during the term of this Agreement and during the term of any Other Documents executed between Customer and IBM Credit, be in good standing under the laws of the state of its organization and the laws of the state of its principal place of business, and qualified and licensed to do business in each state, county, or parish, in which the nature of its business or property requires it be qualified or licensed.

(c)

Customer shall provide IBM Credit at least thirty (30) days prior written notice of any change in its senior management, chief executive office or principal place of business.

(d)

Customer shall provide IBM Credit at least thirty (30) days written notice before moving any Books and Records or Collateral to any jurisdiction other than the jurisdictions identified to IBM Credit pursuant to Section 11.1 of this Addendum.

(e)

On the date of execution of this Addendum, there are no actions or proceedings pending or threatened against Customer which might result in any material adverse change in Customer's financial or business condition or which might in any way adversely affect any of Customer's assets.

(f)

Customer shall maintain or arrange for the maintenance of all properties at which the Collateral is located in good condition and repair and shall pay all costs relating thereto; Customer shall also make all rental and mortgage payments and related charges pertaining thereto.

(g)

Customer shall advise IBM Credit of the commencement or institution of legal proceedings in an amount not to exceed Fifty Thousand Dollars ($50,000.00) in the aggregate at any time against Customer before any court, administrative board or tribunal.

(h)

Customer shall inform IBM Credit immediately when Customer receives knowledge of any rejection of a material amount of inventory or services, non-performance of material contracts and assertions of any claim, offset or counterclaim by any Account Debtor.

(i)

Customer shall maintain a system of accounting in accordance with GAAP and ledger and account records which contain such information as may be requested by IBM Credit.

(j)

Customer has no Lockbox, Special Account or other deposit account with any bank except as provided in Exhibit A of this Agreement.

12.3

Negative Covenants.  Customer covenants with IBM Credit that Customer will not at any time:

(a)

change its name, location (as defined in Article 9 of the U.C.C.), or its State of organization;

nor will Customer do any of the following (without IBM Credit's prior written consent):

(b)

other than in the ordinary course of its business, sell, lease or otherwise dispose of or transfer any of its assets;

(c)

merge or consolidate with another Person;

(d)

acquire any other Person;

(e)

enter into any transaction not in the usual course of its business;

(f)

guaranty or indemnify or otherwise become in any way liable with respect to the obligations of any Person, except by endorsement of instruments or items of payment for deposit to the general account of Customer in the ordinary course of business or which are transmitted or turned over to IBM Credit on account of Customer's Obligations;

(g)

redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Customer's capital stock;

(h)

make any change in Customer's capital structure or operations which might in any way adversely affect the ability of Customer to repay its Obligations;

(i)

declare or make any dividend payments or other distribution of assets after the occurrence and during the continuance of any Event of Default, or that will create an Event of Default;

(j)

incur any debts outside of the ordinary course of Customer's business except renewals or extensions of existing debts and interest thereon;

(k)

make any loans, advances, contributions or payments of money or Collateral to any subsidiary, Affiliate or parent company or to any officer, director or stockholder of Customer or of any such company during the continuance of an Event of Default (except for reasonable compensation for personal services actually rendered);

(l)

permit any levy, attachment or restraint to be made affecting any of the Collateral; or

(m)

establish any Lockbox, Special Account or other deposit account with any bank except for those listed in Exhibit A of this Agreement.

Section 13.0

Claims and Obligations Regarding the Collateral.

IBM Credit may perform any obligations of Customer in regards to the Collateral that Customer shall fail or refuse to perform, and IBM Credit may but shall not be obligated to pay any fees, including rental fees owed to any landlord, acquire or accept any assignment of any security interest, lien, encumbrance or claim asserted against the Collateral by any person without

FPPAdden.lwp-11 (02/04)	Page 7 of 8

waiving or releasing any default or obligation of Customer under the Addendum. All sums paid by IBM Credit in performing in satisfaction or on account for the foregoing and any expenses, including reasonable attorneys' fees and expenses, court costs, and other charges relating thereto, shall be part of Customer's Obligations, payable on demand and secured by the Collateral.

Section 14.0

Default.

14.1

General Default Provisions.  Any breach or failure on the part of Customer to comply with or observe any of the terms, conditions, covenants, warranties or representations contained in (a) this Addendum, (b) the AWF, (c) the Other Documents between Customer and IBM Credit or (d) any Other  Document between Customer and IBM Credit or any affiliate of IBM Credit, including but not limited to International Business Machines Corporation, shall constitute a default by Customer under the Agreement ("Event of Default").

14.2

Rights and Remedies Generally.  Upon the occurrence and during the continuance of an Event of Default under the Agreement, IBM Credit, in addition to any other rights and remedies contained in the Agreement, is entitled to (i) exercise any or all rights it has as a secured party under applicable law; (ii) cease making financial accommodations or extending any additional credit to Customer; and (iii) declare Customer's Obligations to be immediately due and payable. All rights and remedies of IBM Credit under the Agreement are cumulative and non-exclusive to the extent permitted by law.

IBM Credit may also, without notice, enter the Customer's premises and do either or both of the following:

(a)

remain on the Customer's premises and use the same, together with Customer's Books and Records, for the purpose of liquidating Customer's Accounts;

(b)

remove the Books and Records to such place or places as IBM Credit may deem convenient for the purpose of IBM Credit's using the same in connection with IBM Credit's liquidation and collection of such Accounts.

Section 15.0

Term and Termination.

15.1

Term.  This Addendum shall be in effect for a period of one (1) year beginning on the effective date of this Addendum (the "Original Term") and shall automatically and continuously renew for successive additional terms of one year each (a "Renewal Term") unless terminated in accordance with Section 15.2.

15.2

Termination.  (a)

IBM Credit may terminate this Addendum (i) upon the occurrence and during the continuance of an Event of Default as defined in the Agreement and (ii) at the end of the Original Term or at the end of any Renewal Term by giving written notice of such termination by registered or certified mail addressed to Customer at its principal place of business as designated in this Addendum at least sixty (60) days prior thereto.

(b)

Customer may terminate this Addendum at any time by giving IBM Credit thirty (30) days prior written notice of such termination by registered or certified mail. Notice of termination must be addressed to IBM Credit at the address first above written or to such other address as IBM Credit may have designated to Customer in writing. If Customer terminates this Addendum, Customer shall not be relieved from any Obligations to IBM Credit arising out of IBM Credit's advances or commitments made before the effective date of termination.

(c)

Upon the termination of this Addendum by IBM Credit or Customer, all of Customer's Obligations shall be immediately due and payable in their entirety, even if they are not yet due under their terms, on the effective date of termination, unless IBM Credit has agreed to continue to finance Customer's inventory, in which case, if no Event of Default exists, any outstanding Obligations of Customer to IBM Credit for specific inventory purchases shall be due and payable under their existing terms.

(d)

IBM Credit's rights under the Agreement and IBM Credit's security interest in the Collateral shall continue after termination of this Addendum until all of Customer's Obligations to IBM Credit are paid in full. The covenants, warranties and representations of this Addendum shall survive termination of the Addendum until payment is received in full.

Section 16.0

Alteration/Waiver.

Except as otherwise provided herein, this Addendum may not be altered or amended except by an agreement in writing signed by Customer and by IBM Credit.

Section 17.0

Ratification of AWF.

Except as specifically provided in this Addendum, the AWF and any amendments thereto shall remain in full force and effect and are hereby ratified and confirmed. Subject to Section 2.1 above, the execution, delivery and effectiveness of this Addendum shall not waive any provision of the AWF or any right, power or remedy of IBM Credit thereunder.

Section 18.0

Entire Agreement.

This Addendum (including any and all  Exhibits hereto), the AWF and the Other Documents and any other documents to be delivered pursuant hereto and thereto, constitute the entire agreement between the Customer and IBM Credit pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect to the subject matter hereof.

Section 19.0

Not Consumer Transaction.

None of the Advances are consumer-goods transactions or consumer transactions and none of the Collateral constitutes consumer goods.

Section 20.0

Addendum Effective and Binding.

This Addendum shall be effective and binding upon execution by Customer and IBM Credit. This Addendum may be executed in any number of counterparts each of which shall be deemed to be an original when executed and delivered to the other party to this Agreement, with the same effect as if the signatures thereto and hereto were on the same instrument.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Addendum as of the date first written above.

IBM Credit LLC	PC Universe, Inc.
By: __/s/ S. Clark__________________________	By: _/s/ Michael Labinski____________________
Print Name: __S. Clark_______________________	Print Name: ___Michael Labinski_______________
Title: _Manager of Credit_____________________	Title: _____CFO____________________________

FPPAdden.lwp-11 (02/04)	Page 8 of 8

EXHIBIT A ("FPP EXHIBIT A") TO

 ADDENDUM TO AGREEMENT FOR WHOLESALE FINANCING -

 FLEXIBLE PAYMENT PLAN ("FPP ADDENDUM") DATED OCTOBER 22,2007

Effective Date of this FPP Exhibit A:OCTOBER 22, 2007

CUSTOMER’S NAME: PC Universe, Inc.

Customer’s Organization Identification No. (assigned by State of incorporation/organization): 20060810620-15

SECTION 1.   FPP Credit Line Fees, Rates and Repayment Terms:

(a)	FPP Application Processing Fee: $4,000.00;
(b)	FPP Credit Line: Four Million Dollars ($4,000,000.00);
(c)	Valuation Percentage:

(i) 85% of the amount of Customer's Eligible Accounts other than Concentration Accounts as of the date of determination as reflected in the Customer's most recent Collateral Report;
(ii) 100% of the Customer's Approved Inventory (net of any applicable credits);

        "Approved Inventory" shall mean computer hardware and software products in Customer's possession which are manufactured, sold or distributed by or bear the trademark or  trade name of any company approved, in writing, by IBM Credit as an Authorized Supplier, provided that (i) IBM Credit has a first priority security interest in such products, (ii) such products are in new and un-opened boxes, and (iii) the invoice date reflecting the sale of such products by Authorized Supplier is not more than one hundred eighty (180) days prior to the date of determination.  The value to be assigned to such inventory shall be based upon the Authorized Supplier’s invoice price to Customer for products net of all applicable price reduction credits.

(d)	Payment Due Dates will be the 5th, 15th, and 25th of each calendar month;
(e)	Monthly Service Fee: $250.00;
(f)	Financing Period: 50 days from the date of each invoice;
(g)

No-Charge Financing Days:  For products subsidized by an Authorized Supplier  there will be no charge for a certain period of time from the date of the invoice;

Basis Points: Unless informed otherwise, for products not subsidized by an Authorized Supplier there will be a one-time charge of 25 basis points for each invoice which is in addition to the Finance Charge Rate beginning on day 1;

(h)	FPP Financing Charge: Prime Rate plus 0.0%;
(i)	FPP Working Capital Option ("WCO"): Outstanding advances authorized up to the amount of eligible collateral. Total Outstanding Indebtedness not to exceed the FPP credit line amount;
(j)	WCO Term: 180 days;
(k)	FPP WCO Financing Charge: Prime Rate plus 0.0%;
(l)	Maximum Payment Reschedule Option ("PRO") Term: 30 days;
(m)	FPP PRO Financing Charge: Prime Rate plus 0.0%
(n)	Delinquency Fee: Prime Rate plus 6.50%;
(o)	** Shortfall Transaction Fee: Shortfall Amount multiplied by 0.30%.

Financing Charges will be based on the Average Daily Balance ("ADB") and will be billed monthly.  WCO and PRO Advances will become part of Customer's Outstanding Indebtedness to IBM Credit.

SECTION 2.   Bank and Lockbox Information

         Customer’s Lockbox and Special Account shall be maintained at the following Bank:

     NAME OF BANK: Wachovia Bank , National Association_(Mail Code NC 0817)

     ADDRESS:           301 South Tryon Street – Floor M7 Charlotte, NC 28288 Attn: TS Legal Risk Mgmt

     FAX NO.:              704-374-4224

     LOCKBOX ADDRESS:   Wachovia Bank 11050 Lake Underhill Rd  Lockbox# 863744 / PC Universe Inc.  Orlando, FL 32835_

SECTION 3.    Financial Covenants:

Definitions: The following terms shall have the following respective meanings in this Exhibit.  All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

“Consolidated Net Income” shall mean, for any period, the net income (or loss), after taxes, of Customer on a consolidated basis for such period determined in accordance with GAAP.

“Current” shall mean within the ongoing twelve month period.

“Current Assets” shall mean assets that are cash or expected to become cash within the ongoing twelve months.

“Current Liabilities” shall mean payment obligations resulting from past or current transactions that require settlement within the ongoing twelve month period.  All indebtedness to IBM Credit shall be considered a Current Liability for purposes of determining compliance with the Financial Covenants.

“EBITDA” shall mean, for any period (determined on a consolidated basis in accordance with GAAP), (a) the Consolidated Net Income of Customer for such period, plus (b) each of the following to the extent reflected as an expense in the determination of such Consolidated Net Income: (i) the Customer's provisions for taxes based on income for such period; (ii) Interest Expense for such period; and (iii) depreciation and amortization of tangible and intangible assets of Customer for such period.

“Fixed Charges” shall mean, for any period, an amount equal to the sum, without duplication, of the amounts for such as determined for the Customer on a consolidated basis, of (i) scheduled repayments of principal of all Indebtedness (as reduced by repayments thereon previously made), (ii) Interest Expense, (iii) capital expenditures (iv) dividends, (v) leasehold improvement expenditures and (vi) all provisions for U.S. and non U.S. Federal, state and local taxes.

“Fixed Charge Coverage Ratio” shall mean the ratio as of the last day of any fiscal period of (i) EBITDA as of the last day of such fiscal period to (ii) Fixed Charges.

“Interest Expense” shall mean, for any period, the aggregate consolidated interest expense of Customer during such period in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including, without limitation, amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligations.

“Long Term” shall mean beyond the ongoing twelve month period.

“Long Term Assets” shall mean assets that take longer than a year to be converted to cash.  They are divided into four categories: tangible assets, investments, intangibles and other.

“Long Term Debt” shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.

“Net Profit after Tax” shall mean Revenue plus all other income, minus all costs, including applicable taxes.

“Revenue” shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

“Subordinated Debt” shall mean Customer's indebtedness to third parties as evidenced by an executed Notes Payable Subordination Agreement in favor of IBM Credit.

“Tangible Net Worth” shall mean:

Total Net Worth minus;

(a) goodwill, organizational expenses, pre-paid expenses, deferred charges, research and development expenses, software development costs, leasehold expenses, trademarks, trade names, copyrights, patents, patent applications, privileges, franchises, licenses and rights in any thereof, and other similar intangibles (but not including contract rights) and other current and non-current assets as identified in Customer's financial statements;

(b) all accounts receivable from employees, officers, directors, stockholders and affiliates; and

(c) all callable/redeemable preferred stock.

“Total Assets” shall mean the total of Current Assets and Long Term Assets.

“Total Liabilities” shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.

“Total Net Worth” (the amount of owner's or stockholder's ownership in an enterprise) is equal to Total Assets minus Total Liabilities.

“Working Capital” shall mean Current Assets minus Current Liabilities.

Customer will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review by IBM Credit:

	4Q2007	1Q2008	2Q2008	3Q2008	4Q2008
Net Profit after Tax to Revenue (YTD)	Equal to or Greater than <1.0>%	Equal to or Greater than <1.5>%	Equal to or Greater than <1.0>%	Equal to or Greater than <0.40>%	Equal to or Greater than 0.30%
Total Liabilities to Tangible Net Worth	Greater than Zero and Equal to or Less than 5.0: 1 .0	Greater than Zero and Equal to or Less than 5.0: 1.0	Greater than Zero and Equal to or Less than 5.0: 1.0	Greater than Zero and Equal to or Less than 5.0: 1.0	Greater than Zero and Equal to or Less than 5.0: 1.0
Current Assets to Current Liabilities	Greater than 1.10:1.0	Greater than 1.10 :1.0	Greater than 1.10:1.0	Greater than 1.10:1.0	Greater than 1.10:1.0
Tangible Net Worth	Equal to or Greater than $1,000,000	Equal to or Greater than $1,000,000	Equal to or Greater than $1,000,000	Equal to or Greater than $1,000,000	Equal to or Greater than $1,000,000

SECTION 4.    Insurance  Covenant:

Customer agrees to maintain standard all-risk insurance coverage on all locations in the amount of at least One Million Dollars ($1,000,000.00) and provide IBM Credit with a copy of the insurance policy.  IBM Credit LLC must be named as a lender loss payee.

SECTION 5.    Financial Report Preparation Requirements:

Reports due under the terms of the FPP Addendum shall be prepared as follows:

Annual Reports shall be audited by an independent certified public accountant and submitted no later than ninety (90) days after the close of the fiscal year.

Quarterly Reports shall be prepared internally by the Customer and delivered to IBM Credit no later than forty-five (45) days after the close of the quarter.

Customer must submit the following within sixty (60) days after the end of Customer's fiscal year, and as requested by IBM Credit from time to time:

•

A pro forma income statement, balance sheet and cash flow statement for the next 12 months or through the current fiscal year and the following fiscal year; and

•

business narrative that at a minimum should include an explanation on how Customer plans to accomplish significant changes in revenue, gross profit margin, expenses, operating profit margin and net profit.  The Customer's business strategy, anticipated business climate, and the headcount that will produce the projected financial results should also be included.

SECTION 6.    Documentation Requirements:

•

Executed Blocked Account Amendment to a Lockbox Agreement;

•

Listing of all creditors currently providing accounts receivable financing to Customer;

•

Subordination or Intercreditor Agreements from all creditors having a lien which is superior to IBM Credit's in any Collateral;

•

Termination or Release of UCC filings by other creditors, as required by IBM Credit.

•

Any and all other documents and/or agreements IBM Credit, in its sole discretion, deems necessary.

Takeout Advance Option

•

Executed Letter of Direction;

•

Executed Letter of Notification;

•

Acknowledgment of Payment and Termination Agreement

EXHIBIT B ("FPP EXHIBIT B") TO

 ADDENDUM TO AGREEMENT FOR WHOLESALE FINANCING -

 FLEXIBLE PAYMENT PLAN ("FPP ADDENDUM") DATED OCTOBER 22, 2007

Effective Date of this FPP Exhibit B: OCTOBER 22, 2007

FPP TAKEOUT ADVANCE Schedule of Repayments for: PC Universe, Inc.

       *  Number of payments will be three (3) with the following percents of the Takeout Advance amount due on the payment dates indicated below:

Payment #	Payment Date	Percent of Takeout Advance Amount Due:

1	11/15/2007	33.33%
2	11/25/2007	33.33%
3	12/5/2007	33.33%

Total		100.0%

*    Assumes 3 payments and takeout takes place on 11/1/07

Fee Schedule:

-    Takeout Advance will be paid at 0% interest as long as payments are made on or before the due dates mentioned above.

-    Delinquency Fee for late payment will be Prime Rate* plus 6.50% on ADB.